Exhibit 99.1

NEWS RELEASE for August 13, 2009 at 4:00 PM EDT

Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS SECOND QUARTER, SIX-MONTH RESULTS

Migration to Chip-Based Technologies Continues on Track

IRVINE, CA (August 13, 2009) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the second quarter and six months ended July 4, 2009.  Revenues for the second quarter and six months ended July 4, 2009, were $3.2 million and $5.3 million, respectively, compared to $18.4 million and $31.5 million for the second quarter and six months ended June 28, 2008.

The sharp year-over-year decline in revenues was driven by a reduction in demand from the Company’s customer base mainly due to the commoditization of current product offerings in the past year.  Costs have also been managed downward in order to better match the decline in revenue and gross profit dollars.  The Company continues to invest heavily in R&D as it executes on the planned transition to new memory subsystems based on custom logic devices.

“We continue to make steady progress in the development of next-generation high-density, high-speed, low-power memory subsystems,” Chief Executive Officer Chun K. Hong said.  “OEM customers have expressed their interest in qualification of these upcoming products with revenues possible in the first half of 2010.”

Gross profit for the second quarter ended July 4, 2009, improved to $244,000, or a gross margin of 7.7 percent, compared to negative gross margins for the prior two sequential quarters.  For the second quarter ended June 28, 2008, gross profit was $2.7 million, or a gross margin of 14.4 percent.  Negative gross profit for the six months ended July 4, 2009, was $293,000, or a negative gross margin of 5.5 percent, compared to a gross profit of $5.8 million, or a gross margin of 18.4 percent in the year-earlier period.

Net loss for the 2009 second quarter was $4.0 million, or $0.20 loss per share, compared to a net loss in the prior year period of $2.3 million, or $0.11 loss per share.  Net loss for the 2009 first six months was $7.8 million, or $0.39 loss per share, compared to a net loss of $2.8 million, or a $0.14 loss per share.  These results include stock-based compensation expense in the second quarter and six months ended July 4, 2009 of $290,000 and $597,000, respectively, compared with $375,000 and $619,000 in the prior year periods.

During the second quarter, the Company remained focused on preserving cash.  As of July 4, 2009, cash, cash equivalents, and investments in marketable securities were $20.2 million, total assets were $30.9 million, working capital was $16.3 million, total long-term debt was $364,000, and stockholders’ equity was $23.1 million.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the second quarter and six months ended July 4, 2009.  The dial-in number for the call is 1-800-762-8795.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer demand, including delays in product qualifications; delays in our and our customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Net sales	$3,173	$18,429	$5,335	$31,533
Cost of sales(1)	2,929	15,770	5,628	25,743
Gross profit (loss)	244	2,659	(293)	5,790
Operating expenses:
Research and development(1)	2,030	1,716	3,644	3,292
Selling, general and administrative(1)	2,120	3,310	4,055	6,778
Total operating expenses	4,150	5,026	7,699	10,070
Operating loss	(3,906)	(2,367)	(7,992)	(4,280)
Other income:
Interest income, net	18	104	100	343
Other income (expense), net	(45)	23	130	(68)
Total other income (expense), net	(27)	127	230	275
Loss before provision (benefit) for income taxes	(3,933)	(2,240)	(7,762)	(4,005)
Provision (benefit) for income taxes	31	11	49	(1,170)
Net loss	$(3,964)	$(2,251)	$(7,811)	$(2,835)
Net loss per common share:
Basic and diluted	$(0.20)	$(0.11)	$(0.39)	$(0.14)
Weighted-average common shares outstanding:
Basic and diluted	19,855	19,855	19,855	19,839

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$38	$48	$67	$62
Research and development	48	62	106	85
Selling, general and administrative	204	265	424	472

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	July 4,	January 3,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$10,106	$15,214
Investments in marketable securities	9,096	5,199
Accounts receivable, net	1,523	1,917
Inventories	1,954	1,829
Income taxes receivable	651	1,880
Prepaid expenses and other current assets	759	761
Total current assets	24,089	26,800

Property and equipment, net	5,621	6,939
Long-term investments in marketable securities	979	960
Other assets	221	234
Total assets	$30,910	$34,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,455	$1,786
Revolving line of credit	2,153	—
Current portion of long-term debt	328	474
Current portion of deferred gain on sale and leaseback transaction	118	118
Accrued expenses and other current liabilities	2,713	2,083
Total current liabilities	7,767	4,461
Long-term debt, net of current portion	36	130
Deferred gain on sale and leaseback transaction, net of current portion	49	108
Total liabilities	7,852	4,699

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value - 90,000 shares authorized; 19,855 shares issued and outstanding	20	20
Additional paid-in capital	69,980	69,383
Accumulated deficit	(46,924)	(39,113)
Accumulated other comprehensive loss	(18)	(56)
Total stockholders’ equity	23,058	30,234
Total liabilities and stockholders’ equity	$30,910	$34,933

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